Exhibit 10.3
NORTEL NETWORKS CORPORATION
CHANGE IN CONTROL PLAN
January 18, 2008

NORTEL NETWORKS CORPORATION
CHANGE IN CONTROL PLAN
     1. PURPOSE OF THE PLAN
     1.1 The Corporation relies upon the experience and expertise of the Specified Executives to manage the business of Nortel objectively and for the benefit of the Corporation and its shareholders.
     1.2 The Corporation recognizes that, in view of the existing market conditions for the shares of publicly-traded companies involved in the telecommunications business as well as the existing distribution and ownership of the outstanding shares of the Corporation, there is a possibility of a Change in Control.
     1.3 To reinforce and encourage the continued attention and commitment of the Specified Executives to their duties without distraction in the face of the potentially disturbing circumstances arising from the possibility of a Change in Control, the Corporation has established this Plan to provide certain arrangements for Specified Executives whose employment with Nortel is terminated as a result of a Change in Control.
     2. DEFINITIONS
     For the purpose of the Plan, the terms below shall have the following meanings:
“affiliated companies” shall have the meaning ascribed to the term “affiliated bodies corporate” in subsection 2(2) of the Canada Business Corporations Act.
“affiliated entities” means (a) affiliated companies of the Corporation and (b) such other companies, partnerships or other legal entities as the Nortel Board may determine for the purposes of any of the provisions of the Plan.
“Awards” means restricted stock units, performance stock units or other stock based incentive awards, other than Options, granted pursuant to a Stock Incentive Plan.
“Annual Salary” means, with respect to a Specified Executive, the greater of (A) the annual base salary rate paid to the Specified Executive by or on behalf of Nortel immediately prior to the CIC Date and (B) the annual base salary rate paid to the Specified Executive immediately prior to his or her Termination Date; provided, however, if the Specified Executive incurs a Termination Due to Change in Control as a result of his or her resignation for Good Reason due to a reduction in such Specified Executive’s annual salary rate, the applicable annual base salary rate of such Specified Executive for purposes of this Paragraph (B) shall be the annual base salary rate in effect immediately prior to any such reduction.

“Auditor” means the independent auditor of the Corporation as appointed by the Corporation’s shareholders or by the Nortel Board in relation to this Plan from time to time.
“Canadian Executive” means a Specified Executive who is a resident of Canada for the purposes of the Income Tax Act (Canada), as amended from time to time.
“Canadian Trust” means the trust established pursuant to the Canadian Trust Agreement.
“Canadian Trust Agreement” has the meaning given to that term in Section 3.1.
“Canadian Trustee” means the trustee under the Canadian Trust Agreement.
“Cause” means, for the purposes of this Plan only, a Specified Executive’s:
(i)	conviction (including any pleas of guilty or nolo contendere) of a criminal offence or felony that involves fraud in connection with the performance by the Specified Executive of the duties of the Specified Executive’s employment with Nortel or moral turpitude;

(ii)	the willful and continual failure of the Specified Executive substantially to perform the duties of the Specified Executive’s employment with Nortel (other than any such failure due to the Specified Executive’s physical or mental illness), after a written demand for substantial performance has been delivered to the Specified Executive by the Nortel Board, and a reasonable opportunity to cure has been given to the Specified Executive by the Nortel Board;

(iii)	material violation of any written agreement between the Specified Executive and Nortel not to disclose any confidential or proprietary information of Nortel or confidential or proprietary information of a third person in respect of which Nortel is under a written confidentiality obligation to such third party of which the Specified Executive has received prior written notice;

(iv)	fraud or willful and serious misconduct in connection with the performance of the Specified Executive’s duties for Nortel, which, in the case of any such misconduct, has caused direct material injury to Nortel; or

(v)	dismissal for just cause (including but not limited to a dismissal for performance related reasons or for misconduct) in accordance with applicable law.
“CEO” means the individual serving as chief executive officer of the Corporation at any time during the period which is thirty (30) days prior to the CIC Date.
“Change in Control” or “CIC” means the occurrence of any of the events described in Schedule “A” hereto.
“CIC Date” means the date on which the Change in Control occurs.

“Code” means the United States Internal Revenue Code of 1986, as amended, the regulations thereunder and any interpretive guidance as may be issued from time to time.
“Committee” means the compensation and human resources committee of the Nortel Board and the board of directors of NNL or such other committee of the Nortel Board as the Nortel Board may designate from time to time as the “Committee” for the purposes of this Plan; provided, however, that the Committee may, in its discretion, delegate in writing such of its powers, rights and duties under the Plan, in whole or in part, to such committee, person or persons as it may determine, from time to time, on written terms and conditions as it may determine.
“Corporation” means Nortel Networks Corporation and any successor thereto, including, without limitation, any successor to Nortel Networks Corporation following a Change in Control.
“Designated Beneficiary” of any Specified Executive means, with respect to any Entitlement available to such Specified Executive, the person designated by the Specified Executive as his or her beneficiary for the purposes of any plan or arrangement governing such Entitlement or, if the Specified Executive has not made such designation with respect to such Entitlement (or no plan or arrangement governs such Entitlement), then the “Designated Beneficiary” of such Specified Executive means the estate of the Specified Executive for the purpose of such Entitlement. For the purposes of this Plan, “estate” shall include only the executors or administrators of such estate or any person or persons who shall have acquired the right to the applicable Entitlement directly from the Specified Executive by bequest or inheritance.
“Entitlements” means the payments, benefits, rights and other entitlements to be paid or provided to a Specified Executive pursuant to Article 4 of this Plan.
“Excluded Replacement Options” means the replacement options covered by a grant to a Specified Executive under the key contributor program of the applicable Stock Incentive Plan if, on the Termination Date: (i) all of the original options granted to such Specified Executive in connection with the grant of such replacement options have not been exercised; or (ii) such original options have been exercised but the replacement options could never become exercisable due to such Specified Executive’s failure to continue to own beneficially the required number of common shares that were acquired on the exercise of the original options, determined in accordance with the terms of the grant of the replacement options.
“EVP Corporate Operations” means the individual holding the most senior position responsible for corporate operations at the Corporation at the applicable time.
“Good Reason” means the occurrence of any of the following condition(s) without the prior written consent of the Specified Executive which condition(s) remain in effect more than thirty (30) days after written notification by the Specified Executive to the EVP Corporate Operations (such notification to be made within a period not to exceed ninety (90) days from the initial existence of the Good Reason condition):

(i)	the requirement that the Specified Executive relocate his or her office or home base to a location that is outside a 100 kilometre radius of his or her office or home base immediately prior to the CIC Date; or

(ii)	the assignment to the Specified Executive of a set of responsibilities and/or the employment or continued employment of the Specified Executive on terms and conditions that are not the Substantial Equivalent of such Specified Executive’s set of responsibilities and/or the terms and conditions of employment in effect immediately prior to the CIC Date;
provided, however that a “Good Reason” shall not be deemed to have occurred until the end of such thirty (30) day period.
“International Executives” means Specified Executives other than Canadian Executives.
“Key Employee” means such term as defined by section 416(i) of the Code.
“NNL” means Nortel Networks Limited and its successors.
“Nortel Board” means the board of directors of the Corporation.
“Nortel” means the Corporation and the affiliated entities.
“Option” means a stock option and related stock appreciation right, if any, and any stand-alone stock appreciation rights granted pursuant to a Stock Incentive Plan, but does not include Excluded Replacement Options.
“Payment Date” means, with respect to a Specified Executive, the later of (i) his or her Termination Date and (ii) the CIC Date.
“Person” includes any individual, legal or personal representative, corporation, company, partnership, syndicate, unincorporated association, trust, trustee, government body, regulatory authority or other entity, howsoever designated or constituted.
“Plan” means the Nortel Networks Corporation Change in Control Plan as set forth herein and as may be amended from time to time and “hereto”, “herein”, “hereof”, “herewith” and similar terms refer to this Plan in its entirety, unless a particular provision is specified.
“Pro Rata Basis” means, (i) for any performance stock units or other similar performance-based awards, 100% of the unvested target amount of the award awarded, multiplied by a fraction, the numerator of which equals the number of full months of continuous service provided since the commencement of the applicable performance period until the Termination Date and the denominator of which is 36 and (ii) for any restricted stock units or other time-based awards excluding Options, the product of one-third of the award awarded multiplied by a fraction, the numerator of which equals the number of days which have elapsed at the Termination Date since the later of (a) the date 33 percent of the awards became vested; and (b) the date 66 percent of the awards became vested, and the denominator of which is 365; provided, however, that no portion of an award shall become vested earlier than the first anniversary of the date the award was granted.
“Separation From Service” means separation from service as defined by section 409A of the Code and refers to a separation from service from the affiliated group as determined using a 50% common ownership test with reference to section 414(b) and (c) of the Code.
“Specified Executive” means each of (i) the CEO, (ii) each Tier I Executive (iii) each Tier II Executive and (iv) any other individual whose employment with Nortel is terminated more than thirty (30) days prior to the CIC Date at the direction of any Person who acquires control of the Corporation, within the meaning of Paragraph (i) of the definition of the term “Termination Due to Change in Control,” if, immediately prior to such termination of such individual’s employment, such individual is identified in the records of the Plan maintained by the Corporation as a Tier I Executive or a Tier II Executive or is serving in the position of CEO.
“Stock Incentive Plan” means each of the Nortel Networks Corporation 1986 Stock Option Plan, As Amended And Restated, the Nortel Networks Corporation 2000 Stock Option Plan and the Nortel 2005 Stock Incentive Plan, As Amended and Restated and as each may be further amended from time to time prior to the CIC Date, or any other similar plan adopted or assumed by the Corporation or NNL for the benefit of employees of Nortel, and included any grant or award agreement (and any amendments to such agreements made prior to the CIC Date) relating to an Award under such plans.
“Substantial Equivalent” means, with respect to a Specified Executive:
(i)	a set of responsibilities that are (x) commensurate with such Specified Executive’s professional training and experience and (y) in all material respects, equivalent to or better than the set of responsibilities of such Specified Executive immediately prior to the CIC Date; and

(ii)	terms and conditions of employment that (x) include an annual base salary rate and annual cash incentive compensation opportunity that are each equal to or greater than such Specified Executive’s annual base salary rate and annual cash incentive compensation opportunity in effect immediately prior to the CIC Date, (y) include overall additional compensation and benefits that are substantially equivalent to or better than the additional compensation and benefits of the Specified Executive immediately prior to the CIC Date, and (z) are otherwise substantially equivalent to or better than the terms and conditions of such Specified Executive in effect immediately prior to the CIC Date.
“Supplementary Executive Retirement Plan” means the Nortel Networks Limited Supplementary Executive Retirement Plan, as amended from time to time prior to the CIC Date.
“Termination Date” means: (i) the actual date of a Specified Executive’s termination of employment with Nortel, or (ii) if required to comply with section 409A of the Code, the actual date of a Specified Executive’s Separation From Service with Nortel.

“Termination Due to Change in Control” means:
(i)	any termination of the employment of the Specified Executive by Nortel during the period commencing thirty (30) days prior to the CIC Date and ending on the date which is twenty-four (24) months after the CIC Date, provided however that a termination of the employment of a Specified Executive by Nortel prior to such 30 day period at the direction of the Person who acquires control of the Corporation in the Change in Control, shall be deemed to be a Termination Due to Change in Control; or

(ii)	any resignation for Good Reason within twenty-four (24) months after the CIC Date by a Specified Executive provided that such Specified Executive resigns no later than thirty (30) days after a Good Reason has occurred with respect to such Specified Executive.
Notwithstanding the foregoing, “Termination Due to Change in Control” shall not include any termination of the employment of the Specified Executive: (1) by Nortel for Cause; or (2) pursuant to an agreement to resign or retire entered into by Nortel and the Specified Executive prior to the CIC Date.
“Tier I Executives” means the executives determined by the Committee from time to time prior to the CIC Date to be Tier I Executives and identified as such in the records of the Plan maintained by the Corporation at any time during the period which is thirty (30) days prior to the CIC Date.
“Tier II Executives” means the executives determined by the Committee from time to time prior to the CIC Date to be Tier II Executives and identified as such in the records of the Plan maintained by the Corporation at any time during the period which is thirty (30) days prior to the CIC Date.
“U.S. Trust” has the meaning given to that term in Section 3.2.
“U.S. Trust Agreement” has the meaning given to that term in Section 3.2.
“U.S. Trustee” means the trustee under the U.S. Trust Agreement.
“Voting Shares” has the meaning given to that term in Schedule A.
     3. ESTABLISHMENT OF TRUST
     3.1 Source of Payments to Canadian Executives — At least 30 days prior to any CIC Date, or if the Corporation is not aware in advance that a CIC Date will occur, immediately following the Corporation becoming aware of the occurrence of a CIC Date, the Corporation shall, or shall cause one or more of its affiliated entities to, enter into an agreement or agreements (collectively, the “Canadian Trust Agreement”) pursuant to which the Canadian Trustee will have available to it, for the benefit of the Canadian Executives, the funds necessary to fund the Entitlements available to the Canadian Executives, unless there has been a recent down turn in the financial health of Nortel. Under the terms of the Canadian Trust Agreement, the Corporation shall be required, immediately prior to the CIC Date or, if it is not known in advance that the CIC Date will occur, immediately following the Corporation’s becoming aware of the occurrence of a CIC Date, to contribute, or to cause one or more of its affiliated entities to contribute, to the trust or trusts an amount equal to 200% of the fee payable to acquire a letter of credit for an amount equal to the estimated maximum liability of Nortel for any and all Entitlements that would arise if all Canadian Executives experienced a Termination Due to Change in Control on the earlier of the Specified Executive’s Termination Date or the CIC Date, as calculated by the Auditor. If neither the Corporation nor any of its affiliated entities satisfies the obligations of the Corporation hereunder to pay or provide the Entitlements to a Canadian Executive within the time set out herein, such Canadian Executive shall be entitled to deliver a notice to the Canadian Trustee stating that such obligation or obligations have not been satisfied and the Canadian Trustee shall thereupon satisfy such obligation or obligations to such Canadian Executive from the assets of the Canadian Trust, subject to and in accordance with the Canadian Trust Agreement, unless the Canadian Trustee shall be directed by an arbitrator duly appointed pursuant to Article 6 hereof or a court of competent jurisdiction not to satisfy such obligation or obligations.
     3.2 Source of Payments to International Executives — The Corporation shall, or shall cause one or more of its affiliated entities to, pay the Entitlements to which International Executives are entitled under the terms of this Plan to the International Executives out of the general corporate assets of the Corporation and/or the applicable affiliated entities of the Corporation, and no assets of the Corporation or any such affiliated entities shall be designated to fund such Entitlements provided herein or deemed to be assets to be used for that purpose, it being understood that this Plan is an unfunded plan with respect to the International Executives. This Plan does not confer on any International Executive or his or her Designated Beneficiary a beneficial interest in any asset of Nortel. Notwithstanding the foregoing, at least 30 days prior to any CIC Date, or if the Corporation is not aware in advance that a CIC Date will occur, immediately following the Corporation becoming aware of the occurrence of a CIC Date, the Corporation shall, or shall cause one or more of its affiliated entities to, establish a trust or trusts (collectively, the “U.S. Trust”) pursuant to a trust agreement or agreements (collectively, the “U.S. Trust Agreement”) and the Corporation shall make contributions thereto or cause contributions to be made thereto for the purpose of providing for the Entitlements to International Executives hereunder, unless there has been a recent down turn in the financial health of Nortel. Immediately prior to the CIC Date or, if it is not known in advance that the CIC Date will occur, immediately following the Corporation’s becoming aware of the occurrence of a CIC Date, the Corporation shall, or shall cause one or more of its affiliated entities to, contribute to the U.S. Trust an amount in cash equal to the excess of (i) the estimated maximum liability of Nortel for any and all Entitlements that would arise if all International Executives experienced a Termination Due to Change in Control on the earlier of the Specified Executive’s Termination Date or the CIC Date, as calculated by the Auditor, over (ii) the aggregate amount then held in the U.S. Trust. The U.S. Trust Agreement shall contain procedures to the following effect:
(a) In the event of the insolvency of the Corporation or other affiliated entity of the Corporation that has established the applicable U.S. Trust Agreement (the party that has established such U.S. Trust Agreement, the “Grantor”), the trust fund will be available to pay the claims of any creditor of the Grantor to which a distribution may be made in accordance with the bankruptcy laws of the jurisdiction to which the Grantor is subject. The Grantor shall be deemed to be “insolvent” if the Grantor is subject to a pending proceeding as a debtor under the bankruptcy laws of such applicable jurisdiction. In the event the Grantor becomes insolvent, the Nortel Board shall notify the U.S. Trustee of the event as soon as practicable. Upon receipt of such notice, or if the U.S. Trustee receives other written allegations of the Grantor’s insolvency, the U.S. Trustee shall cease making payments to International Executives from the trust fund, shall hold the trust fund for the benefit of the Grantor’s creditors, and shall take such steps that are necessary to determine within thirty (30) days whether the Grantor is insolvent. In the case of the U.S. Trustee’s actual knowledge of or other determination of the Grantor’s insolvency, the U.S. Trustee will deliver assets of the trust fund to satisfy claims of the Grantor’s creditors as directed by a court of competent jurisdiction; and
(b) The U.S. Trustee shall resume payments to the International Executive or in the event of the death of the International Executive, his or her Designated Beneficiary, as applicable, under the U.S. Trust Agreement only after the U.S. Trustee has determined that the Grantor is not insolvent (or is no longer insolvent, if the U.S. Trustee had previously determined the Grantor to be insolvent) or upon receipt of an order of a court of competent jurisdiction requiring such payment. If the U.S. Trustee discontinues payment pursuant to Subsection 3.2(a) and subsequently resumes such payment, the first payment to be made to each International Executive or in the event of the death of the International Executive, his or her Designated Beneficiary, as applicable, following such discontinuance shall include an aggregate amount equal to the excess of (i) the payments which would have been made to such International Executive or Designated Beneficiary during any such period of discontinuance, plus interest on such amount at a rate equivalent to the net rate of return earned by the trust during the period of such discontinuance, over (ii) the sum of all payments actually made to such International Executive or Designated Beneficiary during such period of discontinuance plus interest on such payments at a rate equivalent to the net rate of return earned by the trust during the period of discontinuance.
          Upon the Termination Due to Change in Control of any International Executive, the Corporation shall and such International Executive shall be entitled to deliver a notice to the U.S. Trustee stating that such Termination Due to Change in Control has occurred. Upon receipt of any such notice from the Corporation and/or an International Executive, the U.S. Trustee shall commence paying the Entitlements due to such International Executive in accordance with Section 4.1, 4.2 and 4.3 hereof, subject to and in accordance with the U.S. Trust Agreement, unless the U.S. Trustee shall be directed by an arbitrator duly appointed pursuant to Article 6 hereof or a court of competent jurisdiction not to make such payments.
     3.3 Alternative Source of Payments. Notwithstanding Sections 3.1 and 3.2 hereof, effective no later than 30 days prior to the CIC Date or, if the Corporation is not aware in advance that a CIC Date will occur, immediately following the Corporation becoming aware of the occurrence of a CIC Date, and to maximize the tax benefits available to Nortel in the various jurisdictions in which Specified Executives reside or are employed, the Corporation may provide for alternative arrangements pursuant to which the Entitlements hereunder shall be paid to Specified Executives, provided that any such alternative arrangements must protect the rights of the affected Specified Executives at least to the same extent such rights would have been protected had the Entitlements been paid in accordance with Section 3.1 or 3.2, whichever is applicable.

     4. OBLIGATIONS OF THE CORPORATION TO SPECIFIED EXECUTIVES
     4.1 Entitlements — In the event of a Specified Executive’s Termination Due to Change in Control, the Specified Executive shall be entitled to the following:
(a) within thirty (30) days after the Payment Date, payment to or to the order of the Specified Executive in cash, certified cheque or wire transfer of a lump sum amount equal to the Specified Executive’s accrued but unpaid salary for the period to and including the Termination Date, together with an amount equal to the cash value of any accrued but unused vacation entitlement to the Termination Date;
(b) within thirty (30) days of submission by the Specified Executive of proper expense reports, reimbursement in cash, certified cheque or wire transfer to the Specified Executive in accordance with Nortel’s expense reimbursement policy for all expenses incurred by the Specified Executive in connection with the business of Nortel prior to the Termination Date;
(c) within one hundred and twenty (120) days after the Payment Date, payment to or to the order of the Specified Executive in cash, certified cheque or wire transfer of a lump sum equal to the sum of the following amounts:
(i) an amount equal to three times the CEO’s Annual Salary in the case of the CEO, two times the Specified Executive’s Annual Salary in the case of a Tier I Executive and 1.5 times the Specified Executive’s Annual Salary in the case of a Tier II Executive; and
(ii) an amount equal to 300% in the case of the CEO, 200% in the case of a Tier I Executive, and 100% in the case of a Tier II Executive, of the annual bonus that the Specified Executive would have been entitled to receive pursuant to the applicable Nortel executive management incentive award plan(s) for the fiscal year of the Corporation or the affiliated entity, as the case may be, which includes the Specified Executive’s Termination Date had the Specified Executive remained in the continuous employment of Nortel until at least the last day of such fiscal year and as if the Corporation, any applicable affiliated entity, any applicable business unit and the Specified Executive had each achieved 100% of their respective performance objectives, if any, established by Nortel for such fiscal year, otherwise fulfilled all other relevant eligibility criteria and with any other applicable factor set at mid-range, after deduction for any mid-year payments in respect of such plan(s) for such fiscal year paid by Nortel to the Specified Executive prior to the Termination Date;
(d) continuation of any loans from Nortel to the Specified Executive, without modification or amendment;

(e) out placement counseling services of a firm chosen from time to time by the Specified Executive, for a period not to exceed 18 months after the Payment Date;
(f) maintenance of coverage for the maximum extended reporting period available under any directors’ and officers’ liability insurance that is in place on the Termination Date in the event that such policy is cancelled or not renewed;
(g) during the period ending on the three-year anniversary of the Specified Executive’s Termination Date in the case of the CEO, the two-year anniversary of the Specified Executive’s Termination Date in the case of a Tier I Executive and the eighteen-month anniversary of the Specified Executive’s Termination Date in the case of a Tier II Executive (such applicable period, the “Continuation Period”), provision of continued coverage under each of Nortel’s life insurance, medical, dental, health and disability plans or arrangements in which the Specified Executive was entitled to participate immediately prior to the earlier of the Termination Date or the CIC Date at a cost to the Specified Executive no greater than the actual amount that the Specified Executive paid or would have paid for such coverage immediately prior to the earlier of the Termination Date or the CIC Date and otherwise in accordance with the terms of such plans and arrangements as in effect immediately prior to the earlier of the Termination Date or the CIC Date; provided however that:
(i) if the continued coverage of a Specified Executive under any such plan or arrangement is not permitted under the terms thereof or under applicable law, the Corporation shall arrange to provide the Specified Executive with benefits that are substantially equivalent to those which the Specified Executive was entitled to receive under such plan or arrangement immediately prior to the earlier of the Termination Date or the CIC Date or pay an amount to the Specified Executive in cash or by certified cheque sufficient to enable the Specified Executive to purchase substantially equivalent coverage for the applicable period on an individual basis, in either case at a cost to the Specified Executive no greater than the Specified Executive paid or would have paid for such coverage immediately prior to the earlier of the Termination Date or the CIC Date, determined on an after-tax basis to the Specified Executive;
(ii) in the event that a Specified Executive obtains alternative employment during the applicable Continuation Period and, in connection therewith, the Specified Executive receives substantially equivalent coverage under the plans of his or her new employer, the obligation of the Corporation to provide such Specified Executive with continued coverage under the corresponding plan or arrangement of Nortel (and the obligation to provide benefits and payments pursuant to Paragraph 4.1(g)(i)) shall terminate as of the effective date of such substantially equivalent coverage; and
(iii) in the case of a Specified Executive whose Termination Date occurs prior to the CIC Date, if the coverage of such Specified Executive and, where applicable, his or her eligible dependants, under any such plan or arrangement terminates prior to the expiration of the Continuation Period applicable to such Specified Executive, (A) the Corporation shall reimburse the Specified Executive or cause the Specified Executive to be reimbursed for the actual costs incurred by such Specified Executive for alternative and substantially equivalent life insurance, medical, dental, health and disability coverage obtained by him or her (other than alternative coverage described in the preceding Paragraph (ii)) for the portion of the applicable Continuation Period following the termination of the Specified Executive’s coverage under the corresponding plan or arrangement of Nortel (such portion, the “Stub Period”) or (B) (x) in the case of medical, dental and/or other health coverage, if no such alternative coverage has been obtained, the Corporation shall reimburse the Specified Executive for the medical, dental and/or other health expenses, as applicable, actually paid by the Specified Executive for medical, dental and/or other health services provided to the Specified Executive and, where applicable, his or her eligible dependants or beneficiaries during the Stub Period to the extent such expenses would have been reimbursed under the corresponding plan or arrangement of Nortel had the Specified Executive’s coverage thereunder continued for the duration of the Continuation Period or any earlier date determined under the preceding Paragraph (ii) (the amount of such reimbursement to be determined after reduction for the costs the Specified Executive would have been required to pay under the applicable plan or arrangement of Nortel had his or her coverage thereunder continued) and (y) in the case of life insurance or disability coverage, if no such alternative coverage has been obtained and, during the Stub Period, the Specified Executive or, where applicable, any of his or her eligible dependants dies or becomes disabled (within the meaning of the applicable disability plan of Nortel), the Corporation shall pay to the Specified Executive (or in the event of the Specified Executive’s death, the Specified Executive’s Designated Beneficiary) an amount equal to the death or disability benefits, as applicable, that would have been payable had the Specified Executive’s coverage under the life insurance and/or disability plan of Nortel continued for the Continuation Period (such amount to be determined after reduction for the costs the Specified Executive would have been required to pay under such plan of Nortel had the Specified Executive’s coverage thereunder continued for the Continuation Period or Stub Period, as the case may be);
(h) if the Specified Executive is 50 years of age or older on the Termination Date, then:
(i)	if the Specified Executive is eligible to participate in the Supplementary Executive Retirement Plan (the “SERP”) prior to the Termination Date, then the Specified Executive will be eligible for SERP , in accordance with the terms of the SERP, and

(ii)
commencing on the latest of (x) such time as the health, medical and dental benefits available to a Specified Executive pursuant to Subsection 4.1(g) hereof expire, (y) the beginning of the calendar year during which the Specified Executive will attain age 55 and (z)

the expiration of any coverage of the Specified Executive by such Specified Executive’s new employer as contemplated by Paragraph 4.1(g)(ii) hereof, the Specified Executive shall be eligible for coverage under the health, dental and medical benefits available to retired executives of Nortel immediately prior to the earlier of the Termination Date or the CIC Date; provided, however, if the continued coverage of a Specified Executive under any such plan or arrangement is not permitted under the terms thereof or under applicable law, but the Specific Executive was a member of the Traditional option under the Capital Accumulation and Retirement Program and reached age 50 and completed 5 years of service before July 1, 2006, the Corporation shall arrange to provide the Specified Executive benefits that are substantially equivalent to those which retired executives of Nortel were entitled to receive under such plan or arrangement immediately prior to the earlier of the Termination Date or the CIC Date or pay an amount to the Specified Executive in cash or by certified cheque sufficient to enable the Specified Executive to purchase substantially equivalent coverage for the applicable period on an individual basis in any event at a cost no greater than the Specified Executive paid or would have paid for such coverage immediately prior to the earlier of the Termination Date or the CIC Date, determined on an after-tax basis to the Specified Executive; and
(i) (i) for Specified Executives subject to taxation under the Code, payment to or to the order of the Specified Executive in settlement pursuant to section 4.2 of this Plan of Awards allocated to the Specified Executive under a Stock Incentive Plan in cash, shares or a combination thereof in accordance with the applicable settlement provisions of this Plan, the applicable Stock Incentive Plan and/or the instrument of award for the particular Award will be made on the later of (x) the next following anniversary of the grant date and (y) 45 days after the “separation from service” (as defined in Section 409A of the Code); and
     (ii) for Specified Executives not subject to taxation under the Code, subject to any provisions of any Stock Incentive Plan that are contrary to this provision and which cannot be waived or amended by the Corporation, within thirty (30) days after the Payment Date, payment to or to the order of the Specified Executive in settlement pursuant to section 4.2 of this Plan of Awards allocated to the Specified Executive under a Stock Incentive Plan in cash, shares or a combination thereof in accordance with the applicable settlement provisions of this Plan, the applicable Stock Incentive Plan and/or the instrument of award for the particular Award.
     4.2 Stock Incentive Plan Awards
(a) Acceleration of Options — In the event of a Specified Executive’s Termination Due to Change in Control, subject to any provisions of any Stock Incentive Plan that are contrary to this provision and which cannot be waived or amended by the Corporation, the Corporation shall cause all unvested outstanding Options held by the Specified Executive immediately prior to his or her Termination Date to become fully exercisable as of such Termination Date and which Options will thereafter be exercisable by the Specified Executive (or, in the event of his or her death or incapacity, by his or her Designated Beneficiary) in accordance with the applicable Stock Incentive Plan and this Plan.
(b) Acceleration of Awards. In the event of a Specified Executive’s Termination Due to Change in Control, subject to any provision of any Stock Inventive Plan that are contrary to this provision and which cannot be waived or amended by the Corporation, (i) unvested Awards granted on or after June 1, 2007 that are subject to performance or time-based vesting criteria outstanding immediately prior to the Specified Executive’s Termination Date will be deemed to have vested on a Pro Rata Basis as of the Termination Date, and (ii) unvested Awards that are granted prior to June 1, 2007 that are subject to performance or time-based vesting criteria outstanding immediately prior to the Specified Executive’s Termination Date will be deemed to have fully vested as of the Termination Date in accordance with the applicable vesting conditions of the applicable Stock Incentive Plan and will be settled in accordance with the terms of the applicable Stock Incentive Plan at 100% of the unvested target amount or on the basis of the Specified Executive having satisfied the time-based criteria, as applicable.
(c) Waiver of Certain Provisions — None of the Options or Awards held by a Specified Executive as of his or her Termination Date shall be subject to the right of Nortel to require, in certain circumstances, repayment of the proceeds of an Option exercise or an Award vest and the related sale of any underlying common  shares; provided, however, that this provision shall not apply to any forfeiture or recoupment of incentive compensation made by Nortel pursuant to the Compensation and Human Resources Committee Policy Regarding Recoupment of Incentive Compensation.
(d) Period for Exercise — In the event of a Specified Executive’s Termination Due to Change in Control, the Specified Executive will be deemed to continue to be actively employed by Nortel under any Stock Incentive Plan (i) with respect of the exercise of outstanding vested Options on the Termination Date, except with respect to future grants of stock options, for the applicable Continuation Period and (ii) with respect to the settlement of outstanding Awards on the Termination Date, until such time as is required in connection with the settlement of Awards in order to comply with the provisions of section 4.1(i) and section 4.2 of this Plan.
     4.3 Other Deferred Compensation and Pension Arrangements — If a Specified Executive participates in any deferred compensation, pension or supplementary retirement plans offered by Nortel, then upon such Specified Executive’s Termination Due to Change in Control, and except as otherwise specifically provided in this Plan, such Specified Executive shall be entitled to payments under such plans in accordance with the terms of each such plan. The full unfunded amount payable under any deferred compensation, pension or supplementary retirement plans shall be funded in accordance with Article 3.
     4.4 Mechanism for Providing Entitlements to a Specified Executive -
(a) Obligation of the Corporation — The Corporation shall provide or cause to be provided all Entitlements available to a Specified Executive pursuant to the Plan, including this Article 4 (or, in the event of his or her death, to the Specified Executive’s Designated Beneficiary); it being understood that to the extent any amount is paid to the Specified Executive (or, if applicable, his or her Designated Beneficiary) under Article 3, such payment shall be deemed made on behalf of the Corporation and the applicable affiliated entity, if any, in satisfaction of the Corporation’s and such affiliated entity’s obligations therefor. All Entitlements shall be paid or provided at the applicable time set forth in the Plan. In the event that the Corporation makes contributions hereunder on behalf of an affiliated entity, such contributions shall be charged by the Corporation to such affiliated entity.
(b) Where No Time Specified — If no time is set out in Section 4.1 hereof with respect to any Entitlement, the Corporation shall be deemed to be required to provide such Entitlement as of or on the Payment Date.
     4.5 Reasonable Efforts — Subject to the provisions hereof, the Corporation shall use commercially reasonable efforts to take or cause to be taken all actions and to do or cause to be done all things reasonably necessary in accordance with applicable law to implement and make effective the Plan, including the Entitlements available to Specified Executives pursuant to the Plan.
     4.6 No Mitigation Required — A Specified Executive shall not be required to mitigate the amount of any Entitlement provided for in this Plan either by seeking other employment or otherwise. The amount of any Entitlement provided for herein shall not be reduced by any remuneration that the Specified Executive may earn from employment with another employer or otherwise following his or her Termination Date except as specified in Subsection 4.1(g) hereof.
     4.7 Tax Withholding — The Corporation shall withhold or shall cause to be withheld from amounts payable hereunder any applicable employment or other withholding taxes required to be withheld under applicable law.
     4.8 Requirements for U.S. Citizens and all other employees not exempt from Section 409A of the Code — Notwithstanding the timing of any distribution described herein to the contrary, all distributions made to U.S. Citizens and all other employees not exempt from Section 409A of the Code pursuant to Subsection 4.1(a), 4.1(b), and 4.1(c) by reason of a Termination Due to Change in Control will be distributed on the date of the Specified Executive’s Separation from Service; provided, however, that this date includes the extension provided by section 409A of the Code of the later of (x) two and one half months after the date of the Specified Executive’s Separation from Service or (y) the end of the calendar year in which the Specified Executive’s Separation from Service occurs. Any Entitlements that are “deferred compensation” (as that term is defined in section 409A of the Code) payable to Key Employees on the determination date (as provided by section 409A of the Code, as may be modified from time to time) (“Deferred Compensation Payments”) shall not be distributed earlier than six months following a Separation from Service. Such Deferred

Compensation Payments shall exclude any payments that qualify as “separation pay” (as that term is defined in section 409A of the Code) and any other payments excluded from the definition of “deferred compensation” under section 409A of the Code, including without limitation payments that qualify as “short-term deferrals” (as that term is defined in section 409A of the Code).
     This Plan is intended to comply and shall be interpreted to comply with Section 409A of the Code.
     4.9 Modified Cap — Any Entitlements to a Specified Executive under this section 4 shall be reduced to the extent necessary so that no excise tax would be imposed pursuant to section 4999 of the Code if doing so would result in the Specified Executive retaining a larger after-tax amount, taking into account the income, excise and employment taxes imposed on the Entitlements; provided, however, that any such reduction will be effected first through adjustments to or reductions of Entitlements not subject to Section 409A and, second, to the extent further reduction is required, a reduction of the amount paid under Section 4.1(c) hereof..
     5. OBLIGATIONS OF SPECIFIED EXECUTIVE
     5.1 Exclusive Remedy — The Entitlements shall constitute each Specified Executive’s sole and exclusive remedy for any claim arising out of such Specified Executive’s Termination Due to Change in Control.
     5.2 Release — It shall be a condition precedent to the delivery to the Specified Executive of any Entitlement that the Specified Executive execute, and deliver to Nortel within 30 days of the later of (x) the Termination Date and (y) the CIC Date, a full and final release in the form which the EVP Corporate Operations has designated as being acceptable prior to the Change in Control. If such release is not executed and delivered within the specified period, the Specified Executive will receive only the Entitlements paid under Section 4.1(a) and 4.1(b) hereof.
     5.3 Non-Solicitation — If the Specified Executive accepts the Entitlements pursuant to Article 4 hereof, then for a period of one year after the Payment Date, the Specified Executive will not, directly or indirectly, solicit the services of or in any other manner persuade any employee of Nortel to discontinue his or her employment with Nortel or to materially alter that relationship in a manner which is adverse to Nortel.
     5.4 Options — If the Specified Executive accepts the Entitlements pursuant to Article 4 hereof, then the Specified Executive acknowledges and agrees he or she will not exercise and waives any entitlement to exercise any Options which become fully exercisable as of the Termination Date until after the later to occur of the CIC Date or the Termination Date.
     6. ARBITRATION PROVISION
     6.1 Arbitration Requirement — Any disputes arising hereunder between a Specified Executive and the Corporation, including the interpretation, validity, enforceability or applicability of the Plan, shall be subject to binding arbitration under the Arbitration Act (Ontario) or the International Commercial Arbitration Act (Ontario) depending upon the Specified Executive’s office or home base.
     6.2 Qualification of Arbitrator — Any arbitrator appointed pursuant hereto shall be a disinterested Person or alternative dispute resolution service of recognized competence.
     6.3 Appointment of Arbitrator — Each of the Corporation and the Specified Executive involved in the dispute shall act reasonably to come to agreement as to the identity of an appropriate arbitrator with respect to the particular dispute hereunder. If the Corporation and the Specified Executive cannot agree on the identity of the arbitrator, each of them shall submit to binding arbitration before a single arbitrator selected from the roster of available arbitrators kept by CPR Institute for Dispute Resolution, JAMs/Indispute or the Canadian Foundation for Dispute Resolution (CFDR) depending upon the site for such arbitration. Arbitrations hereunder shall be governed by the laws of Ontario. The arbitrator shall not have the right to confer any rights with respect to the trade secrets, confidential and proprietary information or other intellectual property rights of Nortel upon the Specified Executive or any third party and this arbitration provision shall not preclude Nortel from seeking legal and equitable relief from any court having jurisdiction with respect to disputes or claims relating to or arising out of the misuse or misappropriation of Nortel’s intellectual property.
     6.4 Determination of Arbitrator — The determination of any arbitrator appointed in accordance with this Article 6 shall be final and binding on the Specified Executive and the Corporation.
     6.5 Site of Arbitration — Any arbitration proceedings required to be conducted pursuant to this Plan shall be conducted in the location agreed to by the parties, but if the parties cannot agree, in the City of Toronto.
     6.6 Costs and Expenses — Each party shall bear its own costs and expenses for arbitration or litigation arising out of this Plan, except that the Corporation will pay or cause to be paid all of the fees and expenses of the arbitrator. The Specified Executive who institutes the arbitral proceedings provided hereunder may apply at the conclusion of such proceedings to the arbitrator for the reimbursement for the legal fees and expenses expended in connection with the arbitral proceedings and the arbitrator shall have jurisdiction to determine whether payment of the Specified Executive’s legal fees and expenses are reasonable in the circumstances and the amounts to be reimbursed by or on behalf of the Corporation.
     7. GENERAL
     7.1 No Obligation to Employ — This Plan does not obligate Nortel to continue to employ a Specified Executive for any specific period of time, or in any specific role or geographic location. Subject to the terms of any applicable written employment agreement between Nortel and a Specified Executive and applicable law, Nortel may assign that Specified Executive to other duties, and either Nortel or the Specified Executive may terminate the Specified Executive’s employment at any time for any reason.

     7.2 Governing Law — This Plan shall be governed by and construed in accordance with the laws of Ontario and the laws of Canada applicable therein and shall be treated in all respects as an Ontario contract.
     7.3 Severability — If any provision of this Plan is determined by a court of competent jurisdiction to be invalid, illegal or unenforceable in any respect, such determination shall not impair or affect the validity, legality or enforceability of the remaining provisions hereof, and each provision is hereby declared to be separate, severable and distinct.
     7.4 Enurement -
(a) This Plan shall enure to the benefit of and be binding upon the Specified Executives and their respective heirs, executors, administrators and other legal personal representatives and upon the Corporation and its successors and assigns.
(b) This Plan shall enure to the benefit of and shall be binding upon and enforceable against the Corporation and any successor thereto, including, without limitation, any corporation or corporations acquiring directly or indirectly all or substantially all of the business or assets of the Corporation, whether by merger, consolidation, sale or otherwise, but shall not otherwise be assignable by the Corporation.
(c) Without limitation of Subsection 7.4(b) hereof, the Corporation shall require any successor (whether direct or indirect, by merger, consolidation, sale or otherwise) to all or substantially all of the business or assets of the Corporation, by a written agreement expressly, absolutely and unconditionally to assume and agree to perform the covenants and obligations of the Corporation pursuant to the terms of this Plan in the same manner and to the same extent as the Corporation would have been required to perform if no such succession had taken place, provided however, that such agreement shall not be required if the successor assumes the obligations of the Corporation hereunder by operation of law. Failure of the Corporation to obtain the written agreement of a successor required by this Subsection 7.4 (c) shall be deemed to be a circumstance permitting a Specified Executive to terminate his or her employment for Good Reason and, accordingly, to be entitled to the Entitlements.
     7.5 Notice — Notices and other communications given or made under the Plan shall be delivered as follows:
(a) if to the Corporation, at its principal executive offices, to the attention of the EVP Corporate Operations;
(b) if to a Specified Executive, to the most recent residential address shown for such Specified Executive in the records of Nortel;
(c) if to the Canadian Trustee, at the address provided to the Corporation from time to time; and

(d) if to the U.S. Trustee, at the address provided to the Corporation from time to time.
8.	AMENDMENT AND TERMINATION
(a) Amendment Prior to Any Proposed CIC — Except as provided in Subsection 8(b) hereof, the Corporation may amend this Plan at any time, in whole or in part.
(b) Amendment Prior to Proposed CIC — No amendment of any provision of this Plan, the Canadian Trust Agreement, the U.S. Trust Agreement and any other trust agreement established in accordance with Article 3 hereof made after thirty (30) days prior to the earliest of: (1) the date that the Corporation first publicly announces it is conducting negotiations leading to a transaction that results in a Change in Control; or (2) the date that the Corporation enters into a definitive agreement documenting a Change in Control (even though still subject to approval by the Corporation’s shareholders and other conditions and contingencies); or (3) the date of the first public announcement of a transaction that results in a Change in Control which does not fall within the events described in the preceding (1) or (2); (4) the date that the Corporation first enters into negotiations leading to a transaction that results in a Change in Control; or (5) the CIC Date; shall be effective unless consented to in writing by the Corporation and by any Specified Executive affected by such amendment.
(c) Termination — The Nortel Board may from time to time suspend or terminate the Plan in whole or in part. Notwithstanding the foregoing, the Plan shall not be suspended or terminated at any time after thirty (30) days prior to the earliest of: (1) the date that the Corporation first publicly announces it is conducting negotiations leading to a transaction that results in a Change in Control; or (2) the date that the Corporation enters into a definitive agreement documenting a Change in Control (even though still subject to approval by the Corporation’s shareholders and other conditions and contingencies); or (3) the date of the first public announcement of a transaction that results in a Change in Control which does not fall within the events described in the preceding (1) or (2); (4) the date that the Corporation first enters into negotiations leading to a transaction that results in a Change in Control; or (5) the CIC Date, unless such suspension or termination is consented to in writing by the Corporation and by any Specified Executive affected by such suspension or termination.
9.	EFFECTIVE DATE AND TERM OF THE PLAN
The Plan was adopted by resolution of the board of directors of Nortel Networks Limited on August 19, 1999 with effect from September 1, 1999. The Plan was assumed by the Corporation effective May 1, 2000 and amended and restated by the Nortel Board with effect from July 26, 2001. The Plan was amended and restated by the Nortel Board with effect from June 26, 2002. The Plan was further amended and restated by the Nortel Board with effect from June 1, 2007. The Plan was further amended and restated by the Nortel Board with effect from January 18, 2008. Any amendments to the Plan shall become effective as specified by the Nortel Board, and consented to by the Corporation and the Specified Executives required hereby. Any termination or suspension of the Plan shall become effective as specified by the Nortel Board, and consented to by the Corporation and the Specified Executives as required hereby.

SCHEDULE “A”
CHANGE IN CONTROL
     1. Events Constituting Change in Control — For the purposes of this Plan, the term “Change in Control” means the occurrence of any of the following:
(a)	any Person or group acquires beneficial ownership of securities of the Corporation representing more than 20% of the outstanding securities entitled to vote in the election of directors of the Corporation (collectively, the “Voting Shares”) other than in connection with a Permitted Business Combination;

(b)	the consummation of a merger, amalgamation, business combination, reorganization or consolidation or sale or other disposition of all or substantially all of the assets of the Corporation or any liquidation or dissolution of the Corporation, including by way of plan of arrangement (a “Business Combination”) unless, in any such case:
(i)	such Business Combination involves solely the Corporation, and one and more affiliated entities; or

(ii)	following completion of all steps involved in the transaction or transactions pursuant to which the Business Combination is effected:
(A) Persons who were the beneficial owners, respectively, of the outstanding common shares of the Corporation immediately prior to such Business Combination beneficially own, directly or indirectly, by reason of such prior ownership of common shares, more than 50% of the then-outstanding voting shares of (x) the entity resulting from such Business Combination (the “Resulting Entity”) or (y) the Person that ultimately controls the Resulting Entity, whether directly or indirectly (the “Ultimate Parent”); and
(B) at least a majority of the members of the board of directors of the Resulting Entity (or the Ultimate Parent) were members of the Nortel Board at the earlier of the time of the execution of the initial agreement providing for, or the action of the Nortel Board approving, such Business Combination;
(c)	the persons who were directors of the Corporation on the date hereof (the “Incumbent Directors”) cease (for any reason other than death or disability) to constitute at least a majority of the Nortel Board; provided, that, any person who was not a director on the date hereof shall be deemed to be an Incumbent Director if such person was elected or appointed to the Nortel Board by, or on the recommendation of or with the approval of, at least two-

thirds of the directors who then qualify as Incumbent Directors either actually or by operation of this proviso, unless such election, appointment, recommendation or approval was the result of any actual or publicly threatened proxy contest for the election of directors; or
(d)	any other event which the Nortel Board determines in good faith could reasonably be expected to give rise to a Change in Control resulting from situations such as:
(i)	any Person acquiring a significant interest in the Corporation; or

(ii)	the election of any Person to the Nortel Board in circumstances in which management has not solicited proxies in respect of such election.
     2. Definitions — In addition to the definitions set out in Article 2 of the Plan, for the purposes of this Schedule A:
          (a) “beneficial ownership” means ownership at law or in equity and, for the purposes of this Plan, includes “beneficial ownership” as interpreted in accordance with Subsections 1(5) and (6) and Section 90 of the Securities Act (Ontario) as in force as of June 1, 2007 (the “OSA”);
          (b) “control” or “controls” means, with respect to any Person, the direct or indirect ownership of voting securities of such Person that carry with them in the aggregate more than 50% of the votes for the election of directors of such Person;
          (c) “group” means a Person and one or more other Persons who are acting jointly or in concert with such Person and, for the purposes of this Plan, “acting jointly or in concert” shall be interpreted in accordance with Subsection 91(1) of the OSA; and
          (d) “Permitted Business Combination” means a Business Combination described in Paragraph 1(b)(i) or 1(b)(ii) above.